Cumulus Media Reports Operating Results for the First Quarter 2024; Refinances its Capital Structure to Secure Five-Year Maturities Through Successful Debt Exchange and ABL Facility Upsize and Extension

–Completed Successful Debt Exchange That Reduced Principal by Approximately $33 Million, Extended Maturities to 2029, Obtained Favorable Interest Rates and Preserved Structure Free of Financial Maintenance Covenants; Exceeded Expectations with Approximately 97% Aggregate Participation

–Upsized ABL Facility by 25% to $125 Million and Extended Maturity to 2029

–Reported Q1 Total Revenue of $200 million, Down 2.7%, In Line with Guidance

–Increased Digital Marketing Services Revenue by 25%, Total Digital Revenue by 7%

ATLANTA, GA — May 3, 2024: Cumulus Media Inc. (NASDAQ: CMLS) (the "Company," "Cumulus Media," "we," "us," or "our") today announced operating results for the three months ended March 31, 2024.

Mary G. Berner, President and Chief Executive Officer of Cumulus Media, said, “We are thrilled to have refinanced our capital structure to secure five-year maturities with favorable terms through a successful debt exchange and ABL Facility upsize and extension. This is an excellent outcome for the Company especially given the generally difficult financing environment for legacy media companies. Specifically, we extended maturities to 2029, reduced the principal amount of outstanding debt by approximately $33 million, obtained attractive interest rates, maintained a structure free of financial maintenance covenants, and increased capacity on our ABL Facility by 25%.”

Berner continued, “The importance of these transactions is underscored by the continuing choppiness in the macroeconomic environment. While our Q1 revenue was in line with guidance and a marked improvement from 2023 trends, it is also reflective of the uncertainty that continues to weigh on advertisers. With the advertising environment still unsettled, these new terms provide us additional time and flexibility to execute against our key business priorities - accelerating digital growth, reducing fixed costs, and continuing to de-lever our balance sheet - each of which is foundational to our ability to build long-term shareholder value."

Q1 Performance Summary:

•Posted total net revenue of $200.1 million, a decline of 2.7%, a sequential improvement versus Q4 2023's year-over-year performance

•Generated digital revenue of $34.4 million, an increase of 7.3% year-over-year
◦Digital revenue comprising 17% of total company revenue
◦Digital marketing services growth of 25% driven by the addition of new products and investment in our digital sales capabilities

•Recorded first quarter net loss of $14.2 million compared to net loss of $21.5 million in Q1 2023 and Adjusted EBITDA(1) of $8.4 million compared to $10.3 million in Q1 2023

•Continued to improve operating leverage by reducing fixed costs by approximately $4 million

Updated Capital Structure Activity:

•Consummated the exchange offer for our 6.75% Senior Notes and First Lien Term Loans due 2026 on May 2, 2024, with favorable terms and aggregate participation of approximately 97% of debt outstanding
◦Total debt reduced by approximately $33 million
◦Existing debt maturities extended from 2026 to 2029
◦Interest rate modified on exchanged Notes to 8.00% and exchanged Term Loans to SOFR + 500 basis points

•Amended ABL Facility, increasing capacity to $125 million from $100 million and extending maturity to 2029

Operating Summary (dollars in thousands, except percentages and per share data):

For the three months ended March 31, 2024, the Company reported net revenue of $200.1 million, a decrease of 2.7% from the three months ended March 31, 2023, net loss of $14.2 million and Adjusted EBITDA of $8.4 million.

As Reported	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	% Change
Net revenue	$200,053	$205,692	(2.7)%
Net loss	$(14,154)	$(21,467)	34.1%
Adjusted EBITDA	$8,405	$10,329	(18.6)%
Basic loss per share	$(0.85)	$(1.17)	27.4%
Diluted loss per share	$(0.85)	$(1.17)	27.4%

Revenue Detail Summary (dollars in thousands):

As Reported	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	% Change
Broadcast radio revenue:
Spot	$90,573	$97,713	(7.3)%
Network	49,162	50,297	(2.3)%
Total broadcast radio revenue	139,735	148,010	(5.6)%
Digital	34,447	32,089	7.3%
Other	25,871	25,593	1.1%
Net revenue	$200,053	$205,692	(2.7)%

Balance Sheet Summary (dollars in thousands):

	March 31, 2024	December 31, 2023
Cash and cash equivalents	$68,339	$80,660
Term loan due 2026 (2)	$329,510	$329,510
6.75% Senior notes (2)	$346,245	$346,245

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Capital expenditures	$8,166	$7,372

(1)Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
(2) Excludes unamortized debt issuance costs.

Earnings Conference Call Details
The Company will host a conference call today at 8:30 AM ET to discuss its first quarter 2024 operating results. NetRoadshow (NRS) is the service provider for this call. They will require email address verification (one-time only) and will provide registration confirmation. To participate in the conference call, please register in advance using the link on the Company's investor relations website at www.cumulusmedia.com/investors. Upon completing registration, a calendar invitation will follow with call access details, including a unique PIN, and replay details.

To join by phone with operator-assisted dial-in, domestic callers should dial 833-470-1428 and international callers should dial 404-975-4839. If prompted, the participant access code is 587250. Please call five to ten minutes in advance to ensure that you are connected prior to the call.

The conference call will also be broadcast live in listen-only mode through a link on the Company’s investor relations website at www.cumulusmedia.com/investors. This link can also be used to access a recording of the call, which will be available shortly following its completion.

Please see an update to the Company’s investor presentation on the Company's investor relations website at www.cumulusmedia.com/investors, which may be referenced on the conference call. Unless otherwise specified, information contained in the investor presentation or on our website is not incorporated into this press release or other documents we file with, or furnish to, the SEC.

Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to our future operating, financial, and strategic performance and our plans and objectives. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to differ from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, among others, risks and uncertainties related to the implementation of our strategic operating plans, the continued uncertain financial and economic conditions, the rapidly changing and competitive media industry, and the economy in general. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the "Risk Factors," and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections contained therein. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control, and the unexpected occurrence or failure to occur of any such events or matters could cause our actual results, performance, financial condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Cumulus Media assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

About Cumulus Media
Cumulus Media (NASDAQ: CMLS) is an audio-first media company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 401 owned-and-operated radio stations across 85 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, CNN, AP News, the Academy of Country Music Awards, and many other world-class partners across more than 9,800 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through the Cumulus Podcast Network, its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. Cumulus Media is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Non-GAAP Financial Measures

From time to time, we utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. Consolidated adjusted earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") is the financial metric by which management and the chief operating decision maker allocate resources of the Company and analyze the performance of the Company as a whole. Management also uses this measure to determine the contribution of our core operations to the funding of our corporate resources utilized to manage our operations and the funding of our non-operating expenses including debt service and acquisitions. In addition, consolidated Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our Refinanced Credit Agreement.

In determining Adjusted EBITDA, we exclude the following from net loss: interest, taxes, depreciation, amortization, stock-based compensation expense, gain or loss on the exchange, sale, or disposal of any assets or stations or early extinguishment of debt, restructuring costs, expenses relating to acquisitions and divestitures, non-routine legal expenses incurred in connection with certain litigation matters, and non-cash impairments of assets, if any.

Management believes that Adjusted EBITDA, with and excluding impact of political advertising, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community as a measure for determining the market value of a media company and comparing the operational and financial performance among media companies. Management has also observed that Adjusted EBITDA, with and excluding impact of political advertising, is routinely utilized to evaluate and negotiate the potential purchase price for media companies. Given the relevance to our overall value, management believes that investors consider these metrics to be extremely useful.

The Company presents revenue, excluding impact of political revenue. As a result of the cyclical nature of the electoral system and the seasonality of the related political revenue, management believes presenting net revenue, excluding impact of political revenue, provides useful information to investors about the Company’s revenue growth comparable from period to period.

We refer to Adjusted EBITDA, with and excluding the impact of political advertising, and net revenue, excluding the impact of political revenue, as the "Non-GAAP Financial Measures." Non-GAAP Financial Measures should not be considered in isolation or as a substitute for net income, net revenue, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, Non-GAAP Financial Measures may be defined or calculated differently by other companies and, therefore, comparability may be limited.

For further information, please contact:
Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600

Supplemental Financial Data and Reconciliations

Cumulus Media Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands)

	Three Months Ended March 31,
	2024	2023
Net revenue	$200,053	$205,692
Operating expenses:
Content costs	85,057	88,666
Selling, general & administrative expenses	94,760	94,301
Depreciation and amortization	14,869	14,684
Corporate expenses	12,630	12,598
Stock-based compensation expense	1,072	1,126
Restructuring costs	2,130	291
Loss (gain) on sale of assets or stations	9	(7,009)
Total operating expenses	210,527	204,657
Operating (loss) income	(10,474)	1,035
Non-operating expense:
Interest expense	(17,360)	(17,666)
Interest income	346	369
Gain on early extinguishment of debt	—	617
Other expense (income), net	14,833	(18)
Total non-operating expense, net	(2,181)	(16,698)
Loss before income taxes	(12,655)	(15,663)
Income tax expense	(1,499)	(5,804)
Net loss	$(14,154)	$(21,467)

The following tables reconcile net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for the periods presented herein (dollars in thousands):

As Reported	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
GAAP net loss	$(14,154)	$(21,467)
Income tax expense	1,499	5,804
Non-operating expense, including net interest expense	2,181	17,315
Depreciation and amortization	14,869	14,684
Stock-based compensation expense	1,072	1,126
Loss (gain) on sale or disposal of assets or stations	9	(7,009)
Gain on early extinguishment of debt	—	(617)
Restructuring costs	2,130	291
Non-routine legal expenses	608	3
Franchise taxes	191	199
Adjusted EBITDA	$8,405	$10,329

The following tables reconcile the as reported net revenue and as reported Adjusted EBITDA, both including and excluding the impact of political, for the periods presented herein (dollars in thousands):

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
As reported net revenue	$200,053	$205,692
Political revenue	(2,199)	(405)
As reported net revenue, excluding impact of political revenue	$197,854	$205,287

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
As reported Adjusted EBITDA	$8,405	$10,329
Political EBITDA	(1,979)	(365)
As reported Adjusted EBITDA, excluding impact of political EBITDA	$6,426	$9,964